BlackRock Liquidity Funds:  TempFund (the "Fund")
77M
Mergers


Attached please find as an exhibit to Sub-Item 77M of Form N-
SAR, information regarding a reorganization in which the Fund, a series of BlackRock Liquidity Funds, was the surviving party.


BlackRock Liquidity Funds:  TempFund
77M
Mergers


During the fiscal semi-annual period ended April 30, 2016, TempFund (the "Acquiring Fund"), a series of BlackRock Liquidity Funds (the "Registrant"), acquired substantially all of the assets and assumed substantially all of the liabilities of each of BofA Cash Reserves and BofA Money Market Reserves (each, a "Target Fund" and collectively, the "Target Funds"), each a series of BofA Funds Series Trust.
At a meeting held on December 15, 2015, the Board of the Registrant approved the reorganization and the proposal which provided for, with respect to each Target Fund, (i) the transfer of the assets and liabilities of the Target Fund to the Acquiring Fund in exchange for newly-issued shares of the Acquiring Fund having an aggregate net asset value equal to the value of the assets of the Target Fund acquired by the Acquiring Fund reduced by the liabilities of the Target Fund and (ii) the distribution of the newly-issued shares of the Acquiring Fund to the shareholders of the Target Fund (the "Reorganizations").
On December 30, 2015, in connection with the Reorganizations, the Registrant filed a Registration Statement on Form N-14 (File No. 33-208799) (the "N-14 Registration Statement"). The N-14 Registration Statement contained the proxy materials soliciting the approval of the pertinent Reorganization by the shareholders of the applicable Target Fund. The N-14 Registration Statement went effective on February 12, 2016.
The shareholders of each Target Fund approved the pertinent Reorganization. As a result, the Acquiring Fund acquired substantially all of the assets and assumed substantially all of the liabilities of each Target Fund in exchange for an equal aggregate value of Acquiring Fund shares. The Reorganizations were completed on April 18, 2016.